Exhibit 1

CUSIP No. 038521100	13D	Page 10 of 10 Pages

Eminence Capital, LLC

Eminence GP, LLC

Ricky C. Sandler

Date of Transaction	Number of Shares Purchased/(Sold)	Price Per Share (including commissions, if any)
6/01/2006	232,700	$32.90